Exhibit 5.1

Ellenoff Grossman & Schole LLP	1345 Avenue of the Americas
New York, New York 10105
Telephone: (212) 370-1300
Facsimile: (212) 370-7889
www.egsllp.com

September 26, 2022

QHSLab, Inc.

901 Northpoint Parkway

Suite 302

West Palm Beach, FL 33407

Re:	Registration Statement of QHSLab, Inc.

Ladies and Gentlemen:

We have acted as counsel to QHSLab, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of up to 7,741,487 shares (the “Shares”) of the common stock, par value $0.001 per share (“Common Stock”), of the Company offered for resale by the selling stockholders (the “Selling Stockholders”) named pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission. (the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

For the avoidance of doubt, the Shares consist of (i) 2,310,000 Shares issuable upon conversion of a 5% Original Issue Discount Convertible Note (the “2022 Note”) in the principal amount of $440,000; (ii) 550,000 shares of common stock issuable upon the exercise of warrants (the “2022 Warrants”) having an exercise price of $0.50 per share; (iii) 3,731,500 shares of common stock issuable upon conversion of a 5% Original Issue Discount Convertible Note (the “2021 Note” collectively with the 2021 Note, the “Notes”) in the initial principal amount of $806,000, together with an additional 138,194 Shares previously issued upon conversion of the 2021 Note; 930,000 shares of common stock issuable upon exercise of warrants (the “2021 Warrants”) having an exercise price of $1.25 per share; and (iv) 12,189 shares of common stock issuable upon the exercise of warrants having an exercise price of $0.83 per share, 53,704 shares of common stock issuable upon the exercise of warrants having an exercise price of $0.74 per share and 15,900 shares of common stock issuable upon the exercise of warrants having an exercise price of $0.75 per share (collectively, the “Individual Warrants,” collectively with the 2022 Warrants and the 2021 Warrants, the “Warrants”).

Based upon the foregoing, we are of the opinion that (i) the 6,179,694 Shares issuable upon conversion of the Notes when issued by the Company in accordance with the terms of the Notes in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable and of such Shares, the 138,194 Shares previously issued upon conversion of a portion of the 2021 Note have been validly issued and are fully paid and non-assessable, and (ii) the 1,561,793 Shares issuable upon exercise of the Warrants when issued by the Company and delivered by the Company against payment therefor as provided in the Warrants in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Nevada Revised Statutes of the State of Nevada. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP